PROSPECTUS SUPPLEMENT                     FILED PURSUANT TO RULE NO.  424(b)(3)
(To Prospectus dated February 15, 2001)             REGISTRATION NO.  333-33362


                      [SEMICONDUCTOR HOLDRS(SM) TRUST LOGO]


                        1,000,000,000 Depositary Receipts
                         Semiconductor HOLDRS(SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 15, 2001, which updated the original prospectus dated May 4, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Semiconductor HOLDRS(SM) Trust.

     The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                       Share         Primary
Name of Company                         Ticker        Amounts    Trading Market
Advanced Micro Devices. Inc.              AMD             4            NYSE
Altera Corporation                        ALTR            6         Nasdaq NMS
Amkor Technology, Inc.                    AMKR            2         Nasdaq NMS
Analog Devices, Inc.                      ADI             6            NYSE
Applied Materials, Inc.                   AMAT           13         Nasdaq NMS
Atmel Corporation                         ATML            8         Nasdaq NMS
Broadcom Corporation                      BRCM            2         Nasdaq NMS
Intel Corporation                         INTC           30         Nasdaq NMS
KLA-Tencor Corporation                    KLAC            3         Nasdaq NMS
Linear Technology Corporation             LLTC            5         Nasdaq NMS
LSI Logic Corporation                     LSI             5            NYSE
Maxim Integrated Products, Inc.           MXIM            5         Nasdaq NMS
Micron Technology, Inc.                    MU             9            NYSE
National Semiconductor Corporation        NSM             3            NYSE
Novellus Systems, Inc.                    NVLS            2         Nasdaq NMS
SanDisk Corporation                       SNDK            l         Nasdaq NMS
Teradyne, Inc.                            TER             3            NYSE
Texas Instruments Incorporated            TXN            22            NYSE
Vitesse Semiconductor Corporation         VTSS            3         Nasdaq NMS
Xilinx, Inc.                              XLNX            5         Nasdaq NMS

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2001.